Exhibit 99.1

Allegheny Technologies Announces Third Quarter 2010 Results

Third Quarter 2010 Results

  Sales increased 52% compared to Q3 2009 to $1.06 billion
  Net income attributable to ATI was $1.0 million, or $0.01 per share
  As previously announced, net income includes a LIFO “catch up” charge of $0.21 per share and a tax charge of $0.04 per share
  Segment operating profit was $63.0 million, or 6% of sales
  Year-to-date gross cost reductions of $102.4 million
  Cash on hand increased to $443.3 million
  Net debt to total capitalization improved to 23.2%
  Total debt to total capitalization improved to 34.1%

PITTSBURGH--(BUSINESS WIRE)--October 26, 2010--Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the third quarter 2010 of $1.0 million, or $0.01 per share, on sales of $1.06 billion. Third quarter 2010 results included a pre-tax LIFO “catch up” charge of approximately $33 million, or $0.21 per share, primarily as a result of the recent significant and unexpected increase in the cost of nickel. The third quarter 2010 also included a tax charge of $0.04 per share primarily due to the Small Business Jobs and Credit Act. Although the tax law change has a one-time negative income tax provision impact, it will have a favorable cash flow impact to ATI in 2011.

In the third quarter 2009, net income was $1.4 million, or $0.01 per share, on sales of $697.6 million.

For the nine months ended September 30, 2010, net income was $55.6 million, or $0.56 per share, on sales of $3.01 billion. In addition to the charges discussed above, the 2010 year-to-date results include a non-recurring tax charge of $5.3 million related to the Patient Protection and Affordable Care Act, which was recorded in the first quarter.

Results for the nine months ended September 30, 2009 were a net loss, including special charges, of $6.1 million, or $0.06 per share, on sales of $2.24 billion. The nine months ended September 30, 2009 included non-recurring after-tax charges of $17.0 million, or $0.17 per share, related to second quarter 2009 actions to retire debt and the tax consequences of our $350 million voluntary pension contribution. Excluding special charges, results for the nine months ended September 30, 2009 were net income of $10.9 million, or $0.11 per share.

“Sales in the first nine months of 2010 have recovered nicely, and are now just $45 million below total sales for the full-year 2009. We continue to see 2010 as the transition year to the resumption of strong secular growth in our key global markets,” said L. Patrick Hassey, Chairman and Chief Executive Officer.

“In our High Performance Metals segment, operating profit improved by approximately 7% compared to the second quarter 2010, primarily due to improving average selling prices and a better product mix. Demand from the aero-engine market strengthened as a result of increased build schedules as well as increased demand for aftermarket spare parts. Demand from the medical and high-energy physics markets remained at high levels.

“However, third quarter operating profit in the High Performance Metals segment was negatively impacted by approximately $12 million of start-up and developmental expenses at our new Rowley, UT titanium facility, including the associated idle-facility costs. In addition, this segment was negatively impacted by approximately $7 million related to a two-week shutdown of our zirconium facilities for major maintenance. This is a one-time charge.

“Although demand and resulting volume for most products was nearly the same as the second quarter 2010, our Flat-Rolled Products segment lost $11.8 million in the third quarter 2010, primarily due to a LIFO inventory valuation reserve “catch up” charge of approximately $38 million, and $5 million of higher than normal major maintenance expenses.

“For our Engineered Products segment, sales were flat and operating profit was lower in the third quarter 2010 compared to the second quarter 2010, mainly from reduced demand in our cutting tool business during the seasonal summer slowdown, primarily in Europe during August.

“In the third quarter, we also recorded a one-time tax charge of $3.9 million, or $0.04 per share, as a result of recent legislation. While the charge has a 2010 third quarter negative impact on ATI’s tax provision, we expect to receive a cash refund in the first half 2011 of approximately $30 million.

“Our key global markets, namely aerospace and defense, oil and gas/chemical process industry, electrical energy, and medical, represented approximately 68% of ATI sales during the first nine months of 2010. Also during this period:

  Sales increased 34% over 2009.
  Total titanium shipments were over 29 million pounds and continue to improve.
  We announced new price increases as volumes for specialty products are growing and lead-times extending.
  Direct international sales were nearly 32%.
  Our cost structure improved with over $102 million in gross cost reductions.
  The melt shop consolidation was completed at our Brackenridge, PA Flat-Rolled Products facility. We expect to see annual cost savings of approximately $30 million from this consolidation beginning in 2011.
  Our titanium and superalloys facility in Bakers, NC continued to obtain customer qualifications, and is adding needed capacity and new capabilities.
  Our Rowley, UT facility is producing titanium sponge. We are working on standardizing the process and improving yields as part of our orderly production ramp up. Market prices for titanium scrap continued to increase.
  We generated cash from operating profits and have built the working capital necessary to meet increasing demand while modernizing our facilities to significantly improve production efficiencies and capabilities.

“In addition:

  Progress will accelerate during the fourth quarter on our new hot-rolling and processing facility.
  We now expect approximately $250 million in total capital expenditures in 2010.

“Our key markets are performing well. We are seeing increasing opportunities in 2011 to supply large projects in the oil and gas market and chemical processing industry in Asia and the Middle East.

“Also, we are cautiously optimistic that demand for our standard sheet and plate products will continue to recover. However, this demand is being driven by modest U.S. and European GDP growth expectations, and operating results are subject to being impacted by volatile raw materials costs.

“We recently announced price increases for some of our high-value products. These range from 4% to 7% for certain nickel-based alloys and specialty alloys in long and flat-rolled product forms. In addition, Uniti, our industrial titanium joint venture, announced that it is increasing prices by 6% to 9% for its CP titanium products. Due to lead times that extend into the first quarter 2011, these announced price increases are expected to impact 2011 performance.

“Our focus remains on execution as we continue to position ATI for the expected strong growth trends over the next several years in our key global markets. We expect 2011 to be much improved as demand recovers and we grow faster than our key markets as a result of new customers and LTAs, the growing use of our innovative new products, our new technically advanced manufacturing capabilities, and a global focus on our key markets.”

	Three Months Ended		Nine Months Ended
	September 30		September 30
	In Millions
	2010	2009	2010	2009
Sales	$1,058.8	$697.6	$3,010.2	$2,239.2

Net income attributable to ATI before special charges	$4.9	$1.4	$64.8	$10.9

Special charges*	$(3.9)	$0.0	$(9.2)	$(17.0)

Net income (loss) attributable to ATI	$1.0	$1.4	$55.6	$(6.1)

	Per Diluted Share

Net income attributable to ATI before special charges, per common share	$0.05	$0.01	$0.66	$0.11

Special charges per common share*	$(0.04)	$-	$(0.10)	$(0.17)

Net income (loss) attributable to ATI per common share	$0.01	$0.01	$0.56	$(0.06)

* Special charges include impact of 2010 tax law changes and the effects of the 2009 liability management actions related to debt issuance, funding of the U.S. defined benefit pension plan, and debt retirement.

Third Quarter 2010 Financial Results

  Sales for the third quarter 2010 were $1.06 billion, an increase of 52% compared to the third quarter 2009, primarily as a result of higher shipments across all of our business segments, and higher transactional selling prices in our Flat-Rolled Products segment. Compared to the third quarter 2009, sales increased 23% in the High Performance Metals segment, 70% in the Flat-Rolled Products segment, and 76% in the Engineered Products segment. For the first nine months, direct international sales increased $267.1 million, or 39%, to $958.4 million, or 31.8% of total sales.
  Third quarter 2010 segment operating profit increased to $63.0 million, or 6.0% of sales, compared to $54.0 million, or 7.7% of sales, for the comparable 2009 period. Third quarter 2010 total segment operating profit included a LIFO inventory valuation reserve charge of $35.2 million, compared to a LIFO inventory valuation reserve benefit of $4.5 million in the 2009 period. While operating profit improved in the High Performance Metals and Engineered Products segments primarily due to increased shipments, results in the Flat-Rolled Products segment were adversely affected by a $38.9 million LIFO inventory valuation reserve charge primarily as a result of the recent significant and unexpected increase in the cost of nickel. In addition, results for the third quarter 2010 were adversely affected by idle-facility, start-up, and additional equipment maintenance costs of $27.0 million.
  Net income attributable to ATI for the third quarter 2010 was $1.0 million, or $0.01 per diluted share, compared to net income of $1.4 million, or $0.01 per diluted share, in the third quarter 2009. Results for the third quarter 2010 included a non-recurring tax charge of $3.9 million, or $0.04 per share, primarily due to the Small Business Jobs and Credit Act.
  Cash flow used in operations for the nine months ended September 30, 2010 was $63.9 million as investment in managed working capital of $345.2 million, due to improving business activity and higher raw material costs, offset increased profitability.
  Cash on hand at the end of the third quarter 2010 was $443.3 million, an increase of $64.6 million from the end of the second quarter 2010.
  Gross cost reductions, before the effects of inflation, totaled $102.4 million company-wide in the first nine months of 2010.

High Performance Metals Segment

Market Conditions

  Shipments of our titanium and titanium alloys and nickel-based alloys declined compared to the second quarter 2010 as inventories were replenished during the first six months of 2010 and buying is now more in line with demand. Order entry for future delivery strengthened during the quarter from jet engine, oil and gas, and electrical energy customers. Demand from airframe customers remained stable with a shift in mix to higher value products. Demand remained at high levels from the medical and high-energy physics markets. Compared to the second quarter 2010, shipments of our titanium alloys decreased 9% and nickel-based alloys and specialty alloys decreased 7%, however, pricing for these products increased 7% and 13%, respectively, primarily due to raw material surcharges and better product mix. Shipments of exotic alloys increased 3% while pricing decreased 4% compared to the 2010 second quarter, primarily due to product mix.

Third quarter 2010 compared to third quarter 2009

  Sales were $344.4 million, 23% higher than the third quarter 2009. Shipments increased 19% for titanium and titanium alloys and 36% for nickel-based and specialty alloys, primarily due to improved demand from the commercial aerospace jet engine market. Shipments of exotic alloys increased 14% primarily due to increased demand from the medical and energy markets. Average selling prices declined 2% for titanium and titanium alloys due to a more competitive pricing environment, but increased 1% for nickel-based and specialty alloys primarily as a result of higher raw material surcharges. Average selling prices for exotic alloys decreased 6% due to product mix.
  Segment operating profit increased to $72.0 million, or 20.9% of sales, compared to $51.3 million, or 18.4% of sales, for the third quarter 2009. The increase in operating profit primarily resulted from higher shipments and the benefits of gross cost reductions. In addition, third quarter 2010 operating profit was adversely affected by approximately $12 million of start-up and idle-facility costs associated with our titanium sponge operations and by approximately $7 million related to a two-week shutdown at our zirconium facilities. Third quarter results included a LIFO inventory valuation reserve benefit of $4.9 million for the 2010 period compared to a $10.0 million benefit for the 2009 period.
  Results benefited from $14.8 million of gross cost reductions, bringing gross cost reductions in this segment to $50.6 million for the first nine months of 2010.

Flat-Rolled Products Segment

Market Conditions

  Shipments of our standard stainless products decreased 6% compared to the 2010 second quarter. Sales of high-value products, which include titanium, nickel-based alloys, Precision Rolled Strip® products, and grain-oriented electrical steel, improved 1%. A significant improvement in titanium shipments for the industrial markets and Precision Rolled Strip® products was partially offset by somewhat lower shipments of nickel-based alloys, specialty alloys, and grain-oriented electrical steel. Flat-Rolled Products segment titanium shipments, including Uniti joint venture conversion products, were approximately 3.8 million pounds for the third quarter 2010 and approximately 9.5 million pounds for the first nine months of 2010. Direct international sales represented 26% of total segment sales for the third quarter 2010. Average selling prices for all products, which include surcharges, increased 4% compared to the second quarter 2010.

Third quarter 2010 compared to third quarter 2009

  Sales increased to $619.2 million, 70% higher than the third quarter 2009, primarily due to increased shipments, higher raw material surcharges, and improved base-selling prices for stainless products. Shipments of standard stainless products (sheet and plate) increased 31% and high-value products shipments increased 26%. Average transaction prices for all products, which include surcharges, were 33% higher due to increased raw material surcharges and improved base prices for stainless products.
  A segment operating loss of $11.8 million for the third quarter 2010 was primarily due to a LIFO inventory valuation reserve charge of $38.9 million, primarily as a result of the recent significant and unexpected increase in the cost of nickel. Segment operating profit was $11.3 million for the third quarter 2009, and included a $6.8 million LIFO inventory valuation reserve charge.
  Results benefited from $10.4 million of gross cost reductions, bringing gross cost reductions in this segment to $37.0 million for the first nine months of 2010.

Engineered Products Segment

Market Conditions

  Demand continued to improve from the oil and gas, transportation, aerospace, electrical energy, and automotive markets which helped to partially offset the seasonal slowdown from European customers.

Third quarter 2010 compared to third quarter 2009

  Sales increased 75% to $95.2 million, compared to the third quarter 2009, as a result of the improved demand.
  Segment operating profit was $2.8 million compared to a loss of $8.6 million in the third quarter 2009. The benefits of increased sales and gross cost reductions were partially offset by a LIFO inventory valuation charge of $1.2 million. The third quarter 2009 included a LIFO inventory valuation reserve benefit of $1.3 million.
  Results benefited from $4.9 million of gross cost reductions, bringing gross cost reductions in this segment to $14.8 million for the first nine months of 2010.

Other Expenses

  Corporate expenses for the third quarter 2010 decreased to $13.4 million, compared to $15.7 million in the year-ago period. This decline was primarily due to lower expenses associated with performance-based cash incentive compensation programs.
  Interest expense, net of interest income, was $16.4 million, compared to interest expense of $8.1 million in the third quarter 2009. The increase in interest expense was primarily due to lower capitalized interest on strategic projects due to project completions.
  Capitalized interest on major strategic capital projects reduced interest expense by $2.6 million for the third quarter 2010 compared to $10.4 million for the comparable 2009 period.
  Results for the first nine months of 2009 included a debt extinguishment charge of $9.2 million pre-tax, or $5.5 million after-tax, as a result of retiring a portion of our outstanding debt.
  Other expenses, which include expenses related to closed operations, for the third quarter 2010 were $1.2 million, compared to $2.1 million in the year-ago period.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, decreased to $22.5 million in the third quarter 2010, compared to $25.5 million in the third quarter 2009. This decrease was primarily due to higher than expected returns on pension plan assets in 2009 and the benefits resulting from our voluntary pension contributions made over the last several years.
  For the third quarter 2010, retirement benefit expense of $16.1 million was included in cost of sales and $6.4 million was included in selling and administrative expenses. For the third quarter 2009, the amount of retirement benefit expense included in cost of sales was $15.9 million, and the amount included in selling and administrative expenses was $9.6 million.

Income Taxes

  Third quarter 2010 results included a provision for income taxes of $6.2 million, compared to an income tax benefit of $1.4 million for the comparable 2009 period. The third quarter 2010 included a tax charge of $3.9 million primarily due to the Small Business Jobs and Credit Act signed into law on September 27, 2010, which allows businesses of all sizes to immediately write-off 50% of the cost of depreciable property placed into service during 2010. Although the tax law change has a one-time negative income tax provision impact, it will have a favorable cash flow impact to ATI in the first half of 2011. Excluding the tax charge, the third quarter 2010 effective tax rate was 36.8%. The third quarter 2009 tax provision was reduced by an income tax benefit of $2.4 million for adjustment of taxes paid in a prior year.

Cash Flow, Working Capital and Debt

  Cash on hand was $443.3 million at September 30, 2010, an increase of $64.6 million from June 30, 2010. Compared to year-end 2009 cash on hand has decreased $265.5 million.
  Cash flow used in operations for the first nine months of 2010 was $63.9 million as an investment of $345.2 million in managed working capital, primarily due to improving business activity and higher raw material costs, offset increased profitability.
  The $345.2 million growth in managed working capital resulted from a $230.0 million increase in accounts receivable and a $220.6 million increase in inventory partially offset by a $105.4 million increase in accounts payable.
  At September 30, 2010, managed working capital was 32.3% of annualized sales, compared to 34.5% of annualized sales at year-end 2009. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $132.4 million in the first nine months of 2010 and consisted primarily of capital expenditures. We now expect approximately $250 million in capital expenditures in 2010.
  Cash used in financing activities was $69.2 million in the first nine months of 2010 primarily due to dividend payments of $53.0 million.
  Net debt as a percentage of total capitalization was 23.2% at the end of the third quarter 2010 compared to 15.3% at the end of 2009. Total debt to total capital was 34.1% at September 30, 2010, compared to 34.7% at the end of 2009.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

Allegheny Technologies will conduct a conference call with investors and analysts on October 26, 2010, at 1:00 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, chemical process industry, oil and gas, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2009, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $3.8 billion for the twelve months ending September 30, 2010. ATI has approximately 8,900 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Sales	$1,058.8	$697.6	$3,010.2	$2,239.2
Costs and expenses:
Cost of sales	969.0	603.5	2,647.2	1,989.2
Selling and administrative expenses	65.9	83.7	216.1	228.9
Income before interest, other income and income taxes	23.9	10.4	146.9	21.1
Interest expense, net	(16.4)	(8.1)	(46.4)	(9.3)
Debt extinguishment costs	0.0	0.0	0.0	(9.2)
Other income (expense), net	2.0	0.3	2.6	0.3
Income before income tax provision	9.5	2.6	103.1	2.9
Income tax provision	6.2	(1.4)	41.8	5.3

Net income (loss)	3.3	4.0	61.3	(2.4)

Less: Net income attributable to noncontrolling interests	2.3	2.6	5.7	3.7

Net income (loss) attributable to ATI	$1.0	$1.4	$55.6	$(6.1)

Basic net income (loss) attributable to ATI per common share	$0.01	$0.01	$0.57	$(0.06)

Diluted net income (loss) attributable to ATI per common share	$0.01	$0.01	$0.56	$(0.06)

Weighted average common shares outstanding -- basic (millions)	97.5	97.2	97.4	97.2

Weighted average common shares outstanding -- diluted (millions)	98.6	98.0	98.7	97.2

Actual common shares outstanding -- end of period (millions)	98.6	98.1	98.6	98.1

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Sales:
High Performance Metals	$344.4	$279.2	$988.5	$987.6
Flat-Rolled Products	619.2	364.2	1,751.1	1,077.6
Engineered Products	95.2	54.2	270.6	174.0

Total External Sales	$1,058.8	$697.6	$3,010.2	$2,239.2

Operating Profit (Loss):

High Performance Metals	$72.0	$51.3	$194.3	$146.6
% of Sales	20.9%	18.4%	19.7%	14.8%

Flat-Rolled Products	(11.8)	11.3	61.7	41.3
% of Sales	-1.9%	3.1%	3.5%	3.8%

Engineered Products	2.8	(8.6)	12.5	(24.1)
% of Sales	2.9%	-15.9%	4.6%	-13.9%

Operating Profit	63.0	54.0	268.5	163.8
% of Sales	6.0%	7.7%	8.9%	7.3%

Corporate expenses	(13.4)	(15.7)	(40.7)	(38.7)

Interest expense, net	(16.4)	(8.1)	(46.4)	(9.3)

Debt extinguishment costs	0.0	0.0	0.0	(9.2)

Other expense, net of gains on asset sales	(1.2)	(2.1)	(10.9)	(7.5)

Retirement benefit expense	(22.5)	(25.5)	(67.4)	(96.2)

Income before income taxes	$9.5	$2.6	$103.1	$2.9

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

	September 30,	December 31,
	2010	2009
ASSETS

Current Assets:
Cash and cash equivalents	$443.3	$708.8
Accounts receivable, net of allowances for doubtful accounts of $6.3 and $6.5 at September 30, 2010 and December 31, 2009, respectively	623.0	392.0
Inventories, net	1,012.0	825.5
Deferred income taxes	5.4	-
Prepaid expenses and other current assets	77.0	71.3
Total Current Assets	2,160.7	1,997.6

Property, plant and equipment, net	1,939.9	1,907.9
Cost in excess of net assets acquired	208.1	207.8
Deferred income taxes	-	63.1
Other assets	181.0	169.6

Total Assets	$4,489.7	$4,346.0

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$412.1	$308.6
Accrued liabilities	276.4	258.8
Deferred income taxes	-	23.7
Short term debt and current portion of long-term debt	21.9	33.5
Total Current Liabilities	710.4	624.6

Long-term debt	1,039.2	1,037.6
Accrued postretirement benefits	409.1	424.3
Pension liabilities	38.0	50.6
Deferred income taxes	49.1	-
Other long-term liabilities	111.2	119.3
Total Liabilities	2,357.0	2,256.4

Total ATI stockholders' equity	2,048.2	2,012.2
Noncontrolling interests	84.5	77.4
Total Equity	2,132.7	2,089.6

Total Liabilities and Equity	$4,489.7	$4,346.0

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
	Nine Months Ended
	September 30
	2010	2009

Operating Activities:

Net income (loss)	$61.3	$(2.4)

Depreciation and amortization	106.0	96.6
Deferred taxes	70.1	95.5
Change in managed working capital	(345.2)	344.8
Pension contribution	-	(350.0)
Change in retirement benefits	23.0	60.2
Accrued liabilities and other	20.9	(95.3)
Cash provided by (used in) operating activities	(63.9)	149.4
Investing Activities:
Purchases of property, plant and equipment	(133.2)	(308.1)
Asset disposals and other	0.8	5.5
Cash used in investing activities	(132.4)	(302.6)
Financing Activities:
Borrowings on long-term debt	-	752.5
Payments on long-term debt and capital leases	(11.3)	(194.5)
Net borrowings under credit facilities	0.9	5.1
Debt issuance costs	-	(18.1)
Dividends paid to shareholders	(53.0)	(35.3)
Dividends paid to noncontrolling interests	-	(0.8)
Exercises of stock options	1.1	0.5
Taxes on share-based compensation	(6.9)	0.2
Cash provided by (used in) financing activities	(69.2)	509.6
Increase (decrease) in cash and cash equivalents	(265.5)	356.4
Cash and cash equivalents at beginning of period	708.8	469.9
Cash and cash equivalents at end of period	$443.3	$826.3

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Volume:
High Performance Metals (000's lbs.)
Titanium mill products	6,515	5,488	19,750	18,386
Nickel-based and specialty alloys	8,858	6,511	26,819	24,652
Exotic alloys	1,181	1,038	3,305	3,674

Flat-Rolled Products (000's lbs.)
High value	113,738	90,602	337,212	268,720
Standard	166,293	126,911	500,683	346,696
Flat-Rolled Products total	280,031	217,513	837,895	615,416

Average Prices:
High Performance Metals (per lb.)
Titanium mill products	$19.71	$20.08	$19.00	$21.38
Nickel-based and specialty alloys	$15.09	$14.87	$13.96	$14.21
Exotic alloys	$58.18	$61.61	$59.78	$58.85

Flat-Rolled Products (per lb.)
High value	$2.98	$2.33	$2.80	$2.46
Standard	$1.68	$1.18	$1.59	$1.14
Flat-Rolled Products combined average	$2.21	$1.66	$2.08	$1.71

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	September 30,	December 31,
	2010	2009

Accounts receivable	$623.0	$392.0
Inventory	1,012.0	825.5
Accounts payable	(412.1)	(308.6)
Subtotal	1,222.9	908.9

Allowance for doubtful accounts	6.3	6.5
LIFO reserve	143.5	102.8
Corporate and other	33.7	43.0
Managed working capital	$1,406.4	$1,061.2

Annualized prior 2 months sales	$4,351.7	$3,076.4

Managed working capital as a % of annualized sales	32.3%	34.5%

September 30, 2010 change in managed working capital	$345.2

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	September 30,	December 31,
	2010	2009

Total debt	$1,061.1	$1,071.1
Less: Cash	(443.3)	(708.8)
Net debt	$617.8	$362.3

Net debt	$617.8	$362.3
Total ATI stockholders' equity	2,048.2	2,012.2
Net ATI capital	$2,666.0	$2,374.5

Net debt to ATI capital	23.2%	15.3%

Total debt	$1,061.1	$1,071.1
Total ATI stockholders' equity	2,048.2	2,012.2
Total ATI capital	$3,109.3	$3,083.3

Total debt to total ATI capital	34.1%	34.7%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004